Exhibit 99.1

Contact:	Contact:
Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242 ext. 7400	The MWW Group Rich Tauberman rtauberman@mww.com (201) 507-9500

38 Corporate Circle

Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT REPORTS A 7% DECLINE IN COMPARABLE STORE

SALES FOR THE HOLIDAY SEASON

Albany, NY, January 4, 2006 – Trans World Entertainment Corporation (NASDAQ: TWMC) today reported a comparable store sales decrease of 7% for the five-week period ended December 31, 2005.  For the nine-week period ended December 31, 2005, comparable store sales decreased 8%.  The Company operated 798 stores this year compared to 851 stores last year.  Total sales for the five-week period decreased 9% to $284 million compared to $312 million for the same period last year.  Total sales for the nine-week period were $380 million compared to $427 million for the same period last year, a decrease of 11%.

“Sales for the quarter have been affected by a general weakness in our industry,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “Based on our disappointing holiday sales performance, we expect to report lower earnings for fiscal 2005 of break-even to $0.05 per share compared to the previously disclosed range of $0.25 to $0.30 per share.”

For the eleven-month period ended December 31, 2005, comparable store sales decreased 6%. Total sales for the period decreased 9% to $1.160 billion compared to $1.279 billion during the same period last year.

Trans World will host a teleconference call today, Wednesday, January 4, 2006, at 10:00 AM ET to discuss the holiday sales results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of music, video and video game products.  The Company operates about 800 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the f.y.e brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin, Streetside Records,  and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.